EXHIBIT 99.1

Dermata Therapeutics Announces $1.8 Million Offering Priced At-The-Market Under Nasdaq Rules

San Diego, CA/ ACCESSWIRE/ May 24, 2023/ Dermata Therapeutics, Inc. (“Dermata,” or the “Company”) (Nasdaq: DRMA; DRMAW), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin diseases and conditions, today announced that it has entered into a definitive agreement for the purchase and sale of  an aggregate of 800,877  shares of its common stock (or common stock equivalents in lieu thereof), at a purchase price of $2.285 per share of common stock (or common stock equivalent in lieu thereof), in a registered direct offering priced at-the-market under Nasdaq rules. The Company has also agreed to issue to each investor, in a concurrent private placement, warrants to purchase up to an aggregate of 800,877  shares of common stock. The warrants will have an exercise price of $2.16 per share, are immediately exercisable upon issuance, and will expire five and one-half years from the date of issuance. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about May 26, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the registered direct offering and the concurrent private placement are expected to be approximately $1.8 million, before deducting the placement agent’s fees and other offering expenses payable by the Company.  The Company intends to use the net proceeds for general corporate purposes, which includes, without limitation, ongoing research and pre-clinical studies, clinical trials, the development of new biological and pharmaceutical technologies, investing in or acquiring companies that are synergistic with or complementary to our technologies, licensing activities related to our current and future product candidates, and to the development of emerging technologies, investing in or acquiring companies that are developing emerging technologies, licensing activities, or the acquisition of other businesses and working capital.

The securities described above (excluding the warrants and the shares of common stock underlying the warrants) are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-268383) that was originally filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2022, and declared effective on November 25, 2022. The offering of such securities in the registered direct offering is being made only by means of a prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

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The warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Dermata Therapeutics, Inc.

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin diseases and conditions. The Company’s lead product candidate, DMT310, is the Company’s first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 has been studied for the treatment of acne, rosacea, and psoriasis. The Company’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements pertaining to Dermata’s expectations regarding the completion of the registered direct offering and concurrent private placement, the satisfaction of customary closing conditions related thereto, the intended use of proceeds therefrom in this press release constitute forward-looking statements.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, such as market and other conditions, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include market conditions and the ability of the Company to satisfy all conditions precedent to the closing of the registered direct offering and the concurrent private placement, as well as those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Dermata Therapeutics, Inc.

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com

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